                                                                      EXHIBIT 12


                             METALDYNE CORPORATION
        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)




                                        6 MONTHS
                                         ENDED
                                        JUNE 30                             FOR THE YEARS ENDED DECEMBER 31
                                      ----------- ----------------------------------------------------------------------------------
                                                                   11/28 -- 12/31  1/1 -- 11/27
                                          2002          2001            2000           2000         1999         1998        1997
                                      ----------- --------------- --------------- ------------- ------------ ----------- -----------
EARNINGS (LOSS) BEFORE INCOME
 TAXES AND FIXED CHARGES:
 Income (loss) from continuing
   operations before income
   taxes and cumulative effect of
   accounting change, net ...........  $ 14,830      $(47,930)       $(42,600)      $ 156,670     $139,470     $144,520   $ 190,290
(Deduct) add equity in
 undistributed earnings (loss) of
 less-than-fifty percent owned
 companies ..........................    (2,330)       (8,930)          1,000         (14,210)      (9,800)      (8,530)    (46,030)
Add interest on indebtedness, net ...    56,620       148,560          14,470          78,880       83,470       83,620      36,650
Add amortization of debt expense          3,410        11,620             550           4,490        2,740        3,250         900
Estimated interest factor for
 rentals ............................     7,130         9,730             310           2,970        3,710        3,620       2,100
                                       --------      --------        --------       ---------     --------     --------   ---------
Earnings before income taxes and
 fixed charges ......................  $ 79,660      $113,050        $(26,270)      $ 228,800     $219,590     $226,480   $ 183,910
                                       ========      ========        ========       =========     ========     ========   =========
FIXED CHARGES:
 Interest on indebtedness, net ......  $ 56,620      $148,560        $ 14,460       $  78,640     $ 83,760     $ 84,080   $  36,770
 Amortization of debt expense .......     3,410        11,620             550           4,490        2,740        3,250         900
 Estimated interest factor for
   rentals (d) ......................     7,130         9,730             310           2,970        3,710        3,620       2,100
                                       --------      --------        --------       ---------     --------     --------   ---------
 Total fixed charges ................    67,160       169,910          15,320          86,100       90,210       90,950      39,770
                                       --------      --------        --------       ---------     --------     --------   ---------
 Preferred stock dividends (a) ......     1,740         9,750             650              --           --           --      10,300
                                       --------      --------        --------       ---------     --------     --------   ---------
 Combined fixed charges and
   preferred stock dividends ........  $ 68,900      $179,660        $ 15,970       $  86,100     $ 90,210     $ 90,950   $  50,070
                                       ========      ========        ========       =========     ========     ========   =========
RATIO OF EARNINGS TO FIXED CHARGES ..        1.2           --(b)           --(b)          2.7          2.4          2.5         4.6
                                       =========     ========        ========       ==========    =========    =========  ==========
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS ....................        1.2           --(c)           --(c)          2.7          2.4          2.5         3.7
                                       =========     ========        ========       ==========    =========    =========  ==========

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50% owned companies.

(b) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges by $56,860 and $41,590, respectively.

(c) Result s of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges and preferred stock dividends by $66,160 and $42,240, respectively.

(d)        Deemed to represent one-third of rental expense on operating leases.



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